Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2011, relating to the financial statements of PICO Holdings, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PICO Holdings, Inc. and subsidiaries for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
San Diego, CA
April 1, 2011